NEWS RELEASE

EVEREST RE GROUP, LTD.
c/o ABG Financial & Management Services, Inc.
Parker House, Wildey Business Park, Wildey Road, St. Michael, Barbados

Contact:
Elizabeth B. Farrell
Vice President, Investor Relations
Everest Global Services, Inc.
908.604.3169

For Immediate Release

Everest Re Group announces Everest Bermuda executive changes

        ST. MICHAEL, Barbados – October 14, 2004 — Everest Re Group, Ltd. (NYSE: RE) announced the following executive changes at its wholly owned subsidiary, Everest Reinsurance (Bermuda), Ltd. (“Everest Bermuda”).

        Mark de Saram, presently CEO of Everest Bermuda’s UK Branch and a Director of Everest Bermuda, has been appointed Managing Director and CEO of Everest Bermuda, subject to, and effective upon, approval by the Bermuda Department of Labour and Immigration.

        Mr. de Saram joined Everest in 1995 as Vice President of Everest Reinsurance Company responsible for its UK and European Operations and was subsequently promoted to Senior Vice President. Upon the sale of those operations to Everest Bermuda earlier this year, Mr. de Saram became CEO of Everest Bermuda’s UK branch and was added to the Everest Bermuda Board. Prior to his joining Everest, Mr. de Saram had accumulated 21 years of reinsurance industry experience working in various underwriting and brokering capacities in the UK and Canada.

        Peter Bennett has resigned his positions as Managing Director and CEO of Everest Bermuda and Senior Vice President of Everest Re Group, Ltd.

        In conjunction with the changes, Mr. de Saram has also been appointed a Senior Vice President of Everest Re Group, Ltd.

        Everest Re Group, Ltd. is a Bermuda holding company that operates through the following subsidiaries: Everest Reinsurance Company provides reinsurance to property and casualty insurers in both the U.S. and international markets. Everest Reinsurance (Bermuda), Ltd., including through its branch in the United Kingdom, provides reinsurance and insurance to worldwide property and casualty markets and reinsurance to life insurers. Everest National Insurance Company and Everest Security Insurance Company provide property and casualty insurance to policyholders in the U.S. Everest Indemnity Insurance Company offers excess and surplus lines insurance in the U.S. Additional information on Everest Re Group companies can be found at the Group’s web site at www.everestre.com.